EXHIBIT 10.77
                CONTRACT RESEARCH AND DEVELOPMENT AGREEMENT
                                (MEDI-493)



THIS CONTRACT RESEARCH AND DEVELOPMENT AGREEMENT ("Agreement") is made effective as of November 27, 1997 ("Effective Date"), by and among MedImmune, Inc. ("MEDIMMUNE"), a corporation having a place of business at 35 West Watkins Mill Road, Gaithersburg, Maryland 20878 U.S.A., and Dr. Karl THOMAE GmbH ("THOMAE") a German corporation having its principal place of business at Birkendorfer Strabe 65, 88397 Biberach an der Riss, Federal Republic of Germany.


BACKGROUND

MEDIMMUNE has developed proprietary protein production technologies, and has developed a proprietary cell line capable of expressing a humanized monoclonal antibody against Respiratory Syncyital Virus (RSV) and designated as MEDI-493.

THOMAE owns specialized cell culture, processing, protein purification and lyophilization facilities that may be suitable for production of MEDI-493, and employs personnel who have experience in production of proteins by cell culture and purification processes as well as in registration and marketing of biopharmaceuticals.

MEDIMMUNE desires to have THOMAE personnel evaluate the performance of the MEDIMMUNE MEDI-493 production process, formulation and lyophilization of the resulting product in THOMAE's facilities.

MEDIMMUNE and THOMAE have previously entered into an evaluation agreement dated April 16, 1997 to evaluate the potential production and supply of MEDI-493 (the "Evaluation Agreement"), and THOMAE has already started the development work under an interim agreement dated August 15/21, 1997 with MEDIMMUNE covering all expenditures by THOMAE for the interim period from May to December 1997 the "Interim Agreement"), which shall be replaced by signing of this Agreement.


AGREEMENT

IN CONSIDERATION OF the mutual covenants set forth in this Agreement, THOMAE, and MEDIMMUNE hereby agree as follows:

1.     DEFINITIIONS.

1.1    "MEDIMMUNE" shall mean MEDIMMUNE Inc. as laid down first above.
                                 (PAGE 1)
1.2 "MEDIMMUNE Confidential Information" shall mean the Cell Line, Process, Product and all technical and other information relating thereto that is disclosed or supplied to THOMAE by MEDIMMUNE pursuant to this Agreement or the Evaluation Agreement whether patented or unpatented, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans.

1.3 "MEDI-493" shall mean the humanized IgG1 monoclonal antibody specifically directed against RSV.

1.4 "Cell Line" shall mean the novel and proprietary cell line (Id.-No. RSV-1129 a-6H3) developed by MEDIMMUNE and provided to THOMAE pur suant to the terms of this Agreement or the Evaluation Agreement including, without limitation, all modifications and derivatives of such cell line.

1.5 "Certificate of Analysis" shall mean a document describing testing methods and results, the accuracy of which has been certified by the issuing party.

1.6 "Effective Date" shall mean the date first above written, which shall be the effective date of this Agreement.

1.7 "GMP" shall mean the current regulatory requirements for good manufacturing practices promulgated by the FDA under the Federal Food, Drug and Cosmetic Act, as amended, 21 C.F.R. 210, 211 et seq and 21 C.F.R. 600-610, as applicable.

1.8 "Master Cell Bank" shall mean MEDIMMUNE's reference deposit or collection of vials of the Cell Line, from which the Working Cell Bank is derived.

1.9 "Phase I" shall mean the activities and work to be performed as laid down in the respective chapter of the Master Project plan attached hereto as APPENDIX 1.

1.10 "Phase II" shall mean the activities and work to be performed as laid down in the respective chapter of the Master Project plan attached hereto as APPENDIX 1.

1.11 "Phase III" shall mean the activities and work to be performed as laid down in the respective chapter of the Master Project plan attached hereto as APPENDIX 1.

1.12 "Bulk Product" shall mean the Product which has been purified to a concentrated form and can be stored in a liquid or frozen form under appropriate conditions.
                                 (PAGE 2)
1.13 "Final Product" shall mean unlabelled final container containing lyophilized Product.

1.14 "Finished Product" shall mean Final Product and also labelled and packaged.

1.15 "Process" shall refer to a proprietary MEDIMMUNE process for using the Cell Line, including defined procedures, equipment and analytical methodologies for in-process control, release testing and Product characterization, that has been used by MEDIMMUNE to produce the Product at the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) fermentation scale which has already partly been and shall fully be disclosed by MEDIMMUNE to THOMAE to enable THOMAE to carry out the Project or if and when applicable the modified process after scale up by THOMAE to the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) fermentation scale. The current format of MedImmune Process and of Thomae Process are set forth in APPENDIX 13.

1.16 "Product" shall mean the MEDI-493 produced by the Cell Line in accordance with the Process.

1.17 "Project" shall mean the Phase I - III program described herein, in which MEDIMMUNE shall transfer the Process to THOMAE to be implemented upscaled and evaluated at the respective fermentation scale in THOMAE's facility and equipment. The primary objectives of the Project will be to establish or adapt and scale up the Process in the THOMAE facility, successfully demonstrate that equivalent Product can be reproducibly manufactured in THOMAE's facilities, and generate a report compiling all relevant data generated in the Project. A proposed timeline for the Project is included in APPENDIX 1.

1.18   "Project Fee" shall have the meaning specified in Section 6 hereof.

1.19 "Project Manager" shall have the meaning specified in Section 2.1 hereof.

1.20 "Project Team" shall have the meaning specified in Section 2.2 hereof.

1.21   "Start Date" shall mean May 12, 1997.

1.22 "THOMAE Confidential Information" shall mean all technical and other information relating to THOMAE's facilities and associated technologies that is disclosed or supplied to, or used on behalf of, MEDIMMUNE by THOMAE pursuant to this Agreement, whether patented or unpatented, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans.
                                 (PAGE 3)
1.23 "Working Cell Bank" shall mean MEDIMMUNE's vialed collection serially subcultivated cells that is derived from the Master Cell Bank. The Working Cell Bank is used to establish seed cultures of the Cell Line to initiate the Process.

1.24 "Specifications" shall mean the specifications for the Product and the respective test methods attached hereto as APPENDIX 5 on the basis of the specifications provided by MEDIMMUNE and as such specifications may be amended from time to time by mutual agreement of MEDIMMUNE and THOMAE according to further development of the Process and Product.

1.25 "Product Characterization" shall mean the analytical characterization of the Product performed at MEDIMMUNE as specified in APPENDIX 10.


2.     COOPERATION BETWEEN THE PARTIES IN THE COURSE OF THE PROJECT.

2.1          Designation of Project Manager.
       THOMAE and MEDIMMUNE shall each identify a Project Manager who will be responsible for communicating all instructions and information concerning the Project to the other party. Each Project Manager will be available on an agreed upon monthly basis for consultation at prearranged times during the course of the Project. In the absence of the Project Manager, a substitute shall be appointed. Additional modes or methods of communication and decision making may be implemented with the mutual consent of each party.

2.2    Project Team.
       THOMAE and MEDIMMUNE shall each name representatives to a Project Team, which shall consist of knowledgeable specialists in appropriate disciplines who shall be responsible for planning and executing the Project and any subsequent interactions between the parties. At regular intervals, the Project Managers shall schedule meetings between each company's representatives for the purpose of communicating Project updates and providing a forum for strategic decision making and rapid resolution of issues. Joint Project meetings shall be conducted by telephone conference, video conference and face to face meetings. Meeting minutes shall be prepared jointly by the Project Managers to record all issues discussed and decisions made.
       The present list of the members of the Project Team is attached hereto as APPENDIX 6.

2.3    Cooperation.
       In the course of the Project, THOMAE will at all times take into consideration and implement the recommendations of MEDIMMUNE as long as they do not adversely affect other THOMAE biotech
                                 (PAGE 4)
       operations and are agreed upon by the Project Team; in the absence of explicit instructions from MEDIMMUNE, THOMAE shall be entitled to employ its reasonable judgment in carrying out the Project.

       THOMAE shall be entitled to rely upon any instructions or directives provided by any MEDIMMUNE representative and shall not be responsible for failure to achieve any objective or the inability to adhere to any guideline due to technical failures, incomplete direction or documentation of Process variables, or other causes beyond the control of THOMAE.

       MEDIMMUNE must be informed of any changes that are expected to change the Process or Product Specifications. Process format and Process changes for Project Phase I, II and III will be mutually agreed upon by the Project Team.

       If THOMAE proposes a change of the Process, such a change must be approved by MEDIMMUNE according to the procedure in APPENDIX 8 or the change shall not be implemented. If MEDIMMUNE proposes a change of the Process, see first paragraph of this Section 2.3 above.
       The parties will inform each other within an appropriate time and participate in all regulatory contacts and regulatory inspections regarding MEDI-493 and each party may take part therein at its sole discretion.

       MEDIMMUNE will be provided an opportunity to review and comment on all documents used for the registration of Product (CMC-Part of BLA). However, this shall not include any and all ELA-documents of THOMAE with respect to MEDI-493 and/or the Product. Basically MEDIMMUNE will be provided with copies of all regulatory submissions, submitted for MEDI-493. For those documents/submissions not to be provided according to the exception above, MEDIMMUNE will have the right to reference such documents/submissions for regulatory purposes.


3.     MEDIMMUNE'S TASKS AND RESPONSIBILITIES.

3.1    Use of MEDIMMUNE Cell Line and Intellectual Property.
       MEDIMMUNE and THOMAE hereby acknowledge and agree that MEDIMMUNE is providing Cell Line, Process and MEDIMMUNE Confidential Information to THOMAE for use by THOMAE on behalf of and for the benefit of MEDIMMUNE for the purposes of this Agreement, that THOMAE will make use therof solely for such purposes and that MEDIMMUNE hereby consents to such use.

3.2    Materials and Information to be Provided.
       To enable THOMAE to begin and continue the Project, MEDIMMUNE shall use commercially reasonable efforts to perform the work and tasks
                                 (PAGE 5)
       as set forth and detailed in APPENDIX 7 hereto and shall provide all materials and information as set forth in APPENDIX 7 and defined therein. In case MEDIMMUNE is not able to fulfill the requirements mentioned above the parties shall discuss and negotiate an alternative (including but not limited to timeline and cost).

4.     THOMAE'S TASKS AND RESPONSIBILITIES (PHASES I-III).

4.1    THOMAE's work and tasks
       In the course of this Agreement THOMAE shall perform the work and tasks as laid down and detailed in APPENDIX 8 hereto.

4.2    Documentation.
       As soon as available THOMAE shall provide MEDIMMUNE with the CMC-part of the BLA (all other parts of registration and the registration itself being the task and responsibility of MEDIMMUNE), in formats to be mutually agreed upon. Such CMC-part shall be in English and shall contain all required portions of the respective filing as laid down in APPENDIX 2 hereto.

4.3    Stability Program.
       Notwithstanding its work described in Section 4.1 above, MEDIMMUNE and THOMAE shall perform a stability program as laid down in APPENDIX 4 hereto. The timeline for this work is laid down in the Master Project plan including Project Timeline (APPENDIX 1). It is planned that THOMAE will perform release testing for lots post approval.

4.4                                        Additional Work
       On request of MEDIMMUNE THOMAE shall perform additional work to sustain the progress of the Project on conditions in terms of money, time and scope to be subject to mutual agreement of the parties hereto and defined in an amendment to the Master Project plan (APPENDIX 1).

4.5    Exclusivity/Competition
       During the term of this Agreement, THOMAE agrees that it will not supply Product to a third party nor shall THOMAE assist any third party with respect to development or manufacture of a monoclonal antibody against RSV except where THOMAE is granted marketing rights to such monoclonal antibody.

4.6                      Project is experimental in Nature
       MEDIMMUNE acknowledges that the Project is experimental in nature and that no favorable or useful result can be assured by THOMAE. Accordingly, THOMAE shall not be responsible to MEDIMMUNE for any failure of fermentations or inability to obtain useful yields of Product or keeping the intended timeline.
                                 (PAGE 6)
4.7    GMP
       THOMAE will perform the manufacturing operations at its facility in accordance with GMP and compliance with all applicable local laws and regulations. THOMAE will deliver Product based on the Specifications defined in APPENDIX 5. If a run does not meet the Specifications due to a THOMAE operation error or an equipment failure, THOMAE will repeat the run at no cost to MEDIMMUNE as the sole remedy.

4.8    Special Problems
               (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

5.     PHASES I-III TO BE CONDUCTED ON FIXED-FEE BASIS.
       The Project shall be conducted by THOMAE for MEDIMMUNE on fixed fee basis to be paid by MEDIMMUNE to THOMAE as set forth in Article 6 hereof (the "Project Fee"). The estimated duration of the Project shall be 19 (nineteen) months from the Start Date as outlined in APPENDIX 1 hereto.
       As the Project is experimental in nature, the Project Fee shall be payable in full when due regardless of result unless the Project is terminated prior to its scheduled completion pursuant to Article 12 hereof.


6.     PHASES I-III PAYMENTS

6.1 Fixed Project Fee MEDIMMUNE shall pay THOMAE a Project Fee based on actual costs of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for the services provided in carrying out the Project. This Project Fee includes the actual costs of THOMAE's work ac cording to Article 4 hereof (for additional work if any see
       Section 4.4 hereof), and insofar is all inclusive.
       Disposal of organic and hazardous waste is included in the Project Fee. The Project Fee shall be payable in installments, each non-refundable when paid, (except for a breach of this Agreement by THOMAE as provided herein), as provided for in the Master Project plan (APPENDIX 1).
       THOMAE shall receive installments according to the progress of the Project pursuant to the agreed schedule set forth in APPENDIX 1.

       Each invoice shall be payable within 30 days following receipt thereof.

6.2    Success Fee
       As a means to secure deliverables according to Specifications and timelines, which would enable MEDIMMUNE to file a BLA amendment and launch in the U.S. in 1998, MEDIMMUNE will make incentive payments of up to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) to THOMAE as follows:
                                 (PAGE 7)
       (i)    (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
       (ii)   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)


7. ORDERING INITIAL START-UP MATERIAL FOR (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) SCALE
       MEDIMMUNE and THOMAE expect that a raw material purchase for Phase III will be necessary prior to the completion of Phase II (February 1998).The purchase of such materials at the respective date laid down in APPENDIX 1 hereto is covered by this Agreement and is at the sole risk of MEDIMMUNE. The present cost estimate for initial start-up material is outlined in APPENDIX 3 hereto.


8.     OWNERSHIP OF PROJECT DATA / FUTURE ACTIVITIES / COMMERCIAL
       PRODUCTION.

8.1    Ownership of Project Data.
       In consideration of the Project Fee, THOMAE shall carry out the Project and transfer all relevant information concerning the process, and materials related to the Product and obtained in the course of the Project to MEDIMMUNE. However, this shall not apply to information regarding THOMAE's facility and technical equipment. All transferred information - with the exception of THOMAE Confidential Information - shall be the sole and exclusive property of MEDIMMUNE and MEDIMMUNE shall have the right to use such information for any purpose without further obligation to THOMAE. After transfer of the information, THOMAE shall not be obliged to provide technical assistance to MEDIMMUNE or a third party with re spect to use of such information at a facility other than THOMAE's facility. After termination of the intended supply agreement or as provided in the supply agreement between the parties, MEDIMMUNE shall have the right to transfer the modified and scaled-up Process to third parties. Further such information and materials to be transferred to MEDIMMUNE shall be MEDIMMUNE Confidential Information subject to the provisions of Article 11.

       THOMAE shall cooperate with MEDIMMUNE in taking all reasonable steps, including execution of documents, which are commercially necessary to enable MEDIMMUNE to protect its ownership interest.

8.2    Further Future Activities regarding Research and Development.
       If the results of the Project are favorable, THOMAE and MEDIMMUNE may confer to determine if additional work should be undertaken pursuant to subsequent agreement between THOMAE and MEDIMMUNE. Neither party shall be obligated to conduct any further undertakings on behalf of the other except as provided for herein or as may be mutually agreed and set forth in a subsequent written agreement.
                                 (PAGE 8)
       Other then as provided in the manufacturing agreement, MEDIMMUNE shall not assert any right to use THOMAE facilities at any future date as a result of its use of THOMAE facilities pursuant to this Agreement.

8.3       Thomae's Right and Obligation for Commercial Manufacture
       The parties acknowledge and agree that, in case MEDIMMUNE decides to commercialize the Product, THOMAE has the right and obligation to produce commercial quantities of Product (Bulk Product, Final Product and/or Finished Product form) for MEDIMMUNE within its respective capacity which shall be exclusive but for MEDIMMUNE's right to manufacture Bulk Product and/or Final Product and/or Finished Product and/or to have a third party to produce Final Product and or Finished Product from Bulk Product produced by MEDIMMUNE and MEDIMMUNE will have the right and obligation to have such commercial quantities of MEDI-493 manufactured by THOMAE and the parties shall negotiate in good faith and consummate a manufacturing agreement (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) at the earliest opportunity for the manufacturing by THOMAE of commercial quantities of the respective Product, any prolongation to be subject to separate agreement of the parties. Such agreement shall contain terms and conditions customary for such a manufacturing agreement.

       During the term of the manufacturing agreement, if THOMAE cannot produce sufficient commercial quantities of Product as outlined in APPENDIX 9 for whatever reason, MEDIMMUNE will have the right to have the missing quantities manufactured by a third party.

8.4       Terms and Conditions of Manufacturing Agreement
          Such manufacturing agreement shall contain terms and conditions customary for such a manufacturing agreement.
       In particular, the parties hereby agree that the pricing from THOMAE for the manufactured Product under such manufacturing agreement shall be in accordance with a volume discount pricing matrix and basic production assumptions, both set forth in APPENDIX 11 attached hereto, which pricing matrix will establish an absolute initial price ceiling for Product under the manufacturing agreement and will provide a framework to establish Product costs for variable length production campaigns.

       Moreover, such manufacturing agreement shall contain a "Rolling Forecast Planning System for Product (Commercial Manufacture)" attached hereto as APPENDIX 12.

       In APPENDIX 9 MEDIMMUNE has set forth its present forecast estimation of its latest requirements of the Product. This forecast is non-binding; however, THOMAE's capacity planning for commercial manufacture is based on and limited by MEDIMMUNE's forecast.
                                 (PAGE 9)
9.     REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

9.1    MEDIMMUNE.
       MEDIMMUNE hereby represents, warrants and agrees that:

       (a) MEDIMMUNE is free to supply the Cell Line and MEDIMMUNE Con fidential Information to THOMAE;

       (b) MEDIMMUNE is not aware of any special or unusual hazards in volved in handling the Cell Line or Product;

       (c) MEDIMMUNE has full corporate authority to enter into this Agreement and this Agreement is binding upon MEDIMMUNE in accordance with its terms; and

       (d)MEDIMMUNE shall indemnify, defend and hold THOMAE, its affiliates, and their respective officers, employees and agents harmless from and against all third pary losses, damages, costs and expenses (including, without limitatiion, reasonable attorneys' fees), including injury to persons or damage to property resulting from any breach of the representations and warranties made by MEDIMMUNE under this Section, or as a result of any third party claim of infringement of the intellectual property rights of a third party based upon THOMAE's activities in implementing the Process or producing the Product in accordance with the instructions and documentation provided by MEDIMMUNE or developed in the course of the Project, except those which result from the gross negligence or willful misconduct of an indemnified person or entity.

9.2    THOMAE.
       THOMAE hereby represents, warrants and agrees that:

       (a)    THOMAE is the owner of the facilities and THOMAE
              Confidential Information to be used for purposes set forth in this Agreement;

       (b) THOMAE is not aware of any special or unusual hazards that would arise as a result of its carrying out of the Project as planned;

       (c) THOMAE has full corporate authority to enter into this Agreement and this Agreement is binding upon THOMAE in accordance with its terms; and

       (d)THOMAE shall indemnify, defend and hold MEDIMMUNE and its officers, employees and agents harmless from and against all third party losses, damages, costs and expenses (including,
                                    (PAGE 10)
       (e)without limitation, reasonable attorneys' fees), including injury to persons or damage to property, resulting from any breach of the representations and warranties made by THOMAE under this Section, or as a result of any claim that THOMAE has violated any applicable local law, regulation or ordinance in carrying out its biotechnical manufacturing responsibilities under this Agreement or as a result of willful breach or misconduct of THOMAE or its officers, employees or agents, except those which result from gross negligence or willful misconduct of an indemnified person or entity.

9.3    Information
       With respect to the indemnification mentioned above in this section, each indemnified party will notify the indemnifying party promptly of any claim or loss and the indemnifying party shall be entitled to control the defense, settlement or compromise of any such claim or loss.


10.       LIABILITY.

10.1   No Warranty of Merchantability or Fitness.
       THOMAE shall provide the results of the Project to MEDIMMUNE without any warranty of any kind, express or implied, including, without limitation, any warranties of merchantability or fitness for a particular purpose. THOMAE warrants solely that the Project shall be conducted as laid down in APPENDIX 1 of this Agreement, and that any documentation of Project results or procedures provided to MEDIMMUNE by THOMAE shall be accurate in all material respects.

10.2   Limitation of Liability.
       THOMAE has no knowledge or awareness of or control over the manner in which MEDIMMUNE intends to use any Product or results obtained in the Project.
       THOMAE shall not be liable to MEDIMMUNE for any losses, damages, costs or expenses of any nature incurred or suffered by MEDIMMUNE or by a third party, arising out of any dispute or other claims or proceedings made by or brought against MEDIMMUNE with respect to use of the results of the Project, or the use of any Product by MEDIMMUNE or by a third party (including, without limitation, product liability claims and claims by a third party alleging infringement of its intellectual property rights) except as to those under Section 9.2 (d) above, nor shall THOMAE be responsible in any way for dealing with any such disputes, claims or pro ceedings.
                                 (PAGE 11)
       THOMAE will provide reasonable cooperation, if requested by MEDIMMUNE, on matters relating to the Project in the event of such claims.

       MEDIMMUNE shall indemnify, defend and hold THOMAE, its affiliates and their respective officers, employees and agents harmless from and against all such third party losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and infringement of the intellectual property rights of a third party). This indemnification shall also be subject to the provisions of Section 9.3 above.

10.3   Maximum Amount.
       THOMAE undertakes to use its best efforts to perform the Project under the Master Project plan and to meet the target dates set forth in APPENDIX 1 hereto. However, due to the biological nature of the work to be performed hereunder THOMAE's liability under this Agreement and its indemnification and holdharmless obligations shall in no event amount to more than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the Project Fee. This limitation does not apply in cases of willful breach or misconduct of THOMAE or its officers, employees or agents.


11.    CONFIDENTIALITY.

11.1 THOMAE shall not disclose MEDIMMUNE Confidential Information to any person other than its employees or employees of affiliated companies of the Boehringer Ingelheim group who have a need to know such information in order to perform their duties in carrying out the Project hereunder and who have an obligation to maintain the confidentiality thereof as provided herein.

11.2 MEDIMMUNE shall not disclose any THOMAE Confidential Information to any person other than

       (a) its employees or consultants who are bound by similar obligations of confidentiality and who have a need to know such information in order to provide direction to THOMAE or evaluate the results of the Project, or

       (b)regulatory authorities, for example, the FDA, that require such infor mation in order to review an IND, BLA or other regulatory filing. THOMAE will be informed and must agree prior to filing of any THOMAE confidential Information to regulatory authorities. In these case where THOMAE restricts MEDIMMUNE's ability to file

                                 (PAGE 12)
              THOMAE Confidential Information, THOMAE agrees to provide the Confidential Information directly to the regulatory authorities and will provide a letter of authorization for cross-reference to MEDIMMUNE.

       (c) persons or entities that manufacture Product for MEDIMMUNE after termination of the manufacturing agreement or during the manufacturing agreement as permitted therein.

11.3   The obligations of confidentiality applicable to MEDIMMUNE
       Confidential Information and THOMAE Confidential Information shall not apply to any information that is:

       (a) known publicly or becomes known publicly through no fault of the recipient;

       (b) learned by the recipient from a third party entitled to disclose it;

       (c) developed by the recipient independently of information obtained from the disclosing party;

       (d) already known to the recipient before receipt from the disclosing party, as shown by its prior written records;

       (e) required to be disclosed by law, regulation or the order of a judicial or administrative authority; or

       (f) released with the prior written consent of the disclosing party.

11.4 Except as granted under this Agreement, no right or license, either express or implied, under any patent or proprietary right is granted hereunder by virtue of the disclosure of MEDIMMUNE
       Confidential Information or THOMAE Confidential Information.

11.5 Either party shall be entitled to injunctive relief in the event of a breach of this Agreement by the other party. The obligations of both parties under this Article 11 shall survive the expiration or termination of this Agreement. Both MEDIMMUNE and THOMAE shall use reasonable and customary precautions to safeguard MEDIMMUNE Confidential Information and THOMAE Confidential Information, including ensuring that all employees or consultants who are pro vided access to such information are informed of the confidential and proprietary nature of such information and understand that all such information is required to be maintained confidential.


                                 (PAGE 13)

12.    TERM AND TERMINATION.

12.1   Term.
       This Agreement shall, unless terminated earlier, take effect as of the Effective Date retroactive as of the Start Date and shall terminate upon the date of payment of the last sum due hereunder, or upon the date when the last services required to be performed hereunder are performed, whichever date shall last occur.

12.2   Right to Terminate.
       If it becomes apparent to either party at any stage of the Project that it will not be possible to carry out the Project for scientific or technical reasons or as a result of Force Majeure, the parties shall permit 10 (ten) business days for discussion to make a proposal to resolve, if possible, the scientific or technical issue giving rise to the problem. If the parties fail to resolve the problem within further 20 business days, either party shall have the right to terminate this Agreement, effective upon written notice to the other. MEDIMMUNE shall also have the right to terminate this Agreement on ninety (90) days written notice in the event, MEDIMMUNE determines to cease development and marketing of the Product.
       In the event of termination as set forth within Section 12.2, the amount due to THOMAE hereunder shall include all expenses reasonably incurred by THOMAE prior to such termination in respect of the purchase of supplies or raw materials, and an allocation of the balance of the Project Fee for the period prior to receipt of such termination and for a period of 8 (eight) weeks thereafter.

       Either party may terminate this Agreement effective upon written notice if either of the following events occurs

       (a) the other party commits a breach of this Agreement and the breach is not remedied within 30 days after the receipt of notice identifying the breach and requiring its remedy; or

       (b) the other party (I) becomes unable to pay its debts as they become due, (II) suspends payment of its debts, (III) enters into or becomes subject to corporate rehabilitation or bankruptcy proceedings or liquidation or dissolution, (IV) makes an assignment for the benefit of its creditors or (V) seeks relief under any similar laws for debtor's relief.

12.3   Effect of Termination.
       Upon the expiration or termination of this Agreement:

       (a)at the request of MEDIMMUNE, THOMAE shall destroy the Cell Line as well as the material derived from its culture or deliver the same at MEDIMMUNE's request to MEDIMMUNE or a
                                    (PAGE 14)
       (b)party nominated by MEDIMMUNE at MEDIMMUNE's cost and shall promptly return all MEDIMMUNE Confidential Information to MEDIMMUNE; except for a single copy and/or sample of each material for documentation purposes only and except as required to meet THOMAE's obligations under the manufacturing agreement. THOMAE's responsibility to keep and store the Cell line and any other materials shall terminate 6 six months after expiration or termination of this Agreement, and

       (b) MEDIMMUNE shall promptly return all THOMAE Confidential Information to THOMAE, except for a single copy and/or sample for documentation purposes only.

       (c) The respective rights of THOMAE and MEDIMMUNE to indemnifi cation as set forth in Article 9 and 10 hereof shall survive termination of this Agreement with respect to any claims that relate to or derive from the Project, or any acts or failures to act, of either THOMAE or MEDIMMUNE in connection with the Project that occur prior to termination.

       (d) The rights and obligations of Sections 8.1 and 12.3 shall also survive termination of this Agreement.
              This also applies to Section 9 (d) as far as a breach occurs prior to termination of this Agreement.


13.    MISCELLANEOUS

13.1   Force Majeure.
       Neither party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due hereunder) occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining energy or other utilities, labor disputes of whatever nature or any other reason beyond the control of either party.

13.2   Publicity.
       No press release or other form of publicity regarding the Project or this Agreement shall be permitted by either party to be published unless both parties have indicated their consent to the form of the release in writing.
       Nothing in this Article 13.2 shall prevent the parties from disclosing this Agreement as required by applicable laws, rules or regulations.

13.3   Notices.
       Any notice required or permitted to be given hereunder by either
                                 (PAGE 15)
       party shall be in writing and shall be (i) delivered personally,
       (ii) sent by registered mail, return receipt requested, postage prepaid or (iii) delivered by facsimile with immediate telephonic confirmation of receipt, to the addresses or facsimile numbers set forth below:

If to THOMAE:               Dr. Karl THOMAE GmbH
                            Birkendorfer Strabe 65
                            88397 Biberach an der Riss
                            Federal Republic of Germany
                            Attention: Prof. Dr. Rolf G. Werner
                            Fax: 0 73 51/54-51 31
                            Phone: 0 73 51/54-48 00

If to MEDIMMUNE:            MEDIMMUNE Inc.
                            35 West Watkins Mill Road
                            Gaithersburg, Maryland 20878
                            U.S.A.,
                            Attention: President
                            Fax: 301/527-4201
                            Phone: 301/ 417-0770

       Each notice shall be deemed given (i) on the date it is received if it is delivered personally, (ii) 3 days after the date it is sent by Federal Express, UPS, DHL, MSAS, World Courier or similar service if receipt is immediately confirmed in writing or (iii) on the date it is received if it is sent by facsimile with immediate telephonic confirmation of receipt.

13.4   Applicable Law/Jurisdiction.
       This Agreement shall be governed by and construed in accordance with the laws of Germany without regard to its choice of law principles. The courts of the place of domicile of THOMAE shall have exclusive jurisdiction over all legal matters and proceedings hereunder.

13.5   Compliance with Laws.
       THOMAE shall perform the work hereunder in conformance with GMP, as applicable, and all German and/or EEC laws, ordinances and govern mental rules or regulations pertaining thereto.

13.6   Relationship
       THOMAE shall not incur any liabilities on behalf of MEDIMMUNE nor pledge the credit of MEDIMMUNE nor make any representations, or war ranties on behalf of MEDIMMUNE nor hold itself out to third parties as having any such rights.
       MEDIMMUNE shall not incur any liabilities on behalf of THOMAE nor
                                 (PAGE 16)
       pledge the credit of THOMAE nor make any representations, or warranties on behalf of THOMAE nor hold itself out to third parties as having any such rights.

13.7   Waiver.
       No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

13.8   Severability.
       If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction all other provisions shall continue in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

13.9   Entirety.
       This Agreement, including any exhibits and appendices attached hereto and referenced herein and the Evaluation Agreement and the Interim Agreement, constitutes the full understanding of the parties and a complete and exclusive statement of the terms of their agreement, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless they are hereafter made in writing and signed by both parties.

13.10 Assignment.
       This Agreement shall be binding upon the successors and assigns of the parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either party. However, THOMAE may assign this Agreement to an affiliated company taking over the operative biotech business of THOMAE and MEDIMMUNE may assign this Agreement in the case of a merger or acqusition or transfer of its assets related to this Agreement to a third party without the prior written consent of THOMAE.





                                 (PAGE 17)


IN WITNESS WHEREOF, the parties have caused this Agreement to be exe cuted as of the Effective Date.

MEDIMMUNE Inc.          DR. KARL THOMAE GMBH
                                         ppa.
BY:/S/David M. Mott     /s/Dr. Jacob              /s/ Dr. Michelberger
Title: President        Member of the Board       Head of Legal Department
Date:                   November 27, 1997



Appendices:

Appendix 1   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 2   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 3   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 4   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 5   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 6   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 7   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 8   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 9   (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 10  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 11  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 12  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
Appendix 13  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
























                                 (PAGE 18)